Exhibit 10.22

SIXTH AMENDMENT TO LEASE AGREEMENT

THIS SIXTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of 16 May 2022, by and between Prologis Limited Partnership I (“Landlord”) and Rigetti & Co, LLC, a Delaware limited liability company (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant’s predecessor in interest have entered into a Lease dated August 9, 2016, as amended by a First Amendment to Lease dated May 9, 2019, by a Second Amendment to Lease dated July 29, 2020, by a Third Amendment to Lease Agreement dated October 8, 2020, by a second Third Amendment to Lease Agreement dated June 3, 2021 (the “Second Third Amendment”), and by a Fourth Amendment to Lease Agreement dated July 12, 2021 (the “Fourth Amendment”), pursuant to which Landlord leased to Tenant certain premises consisting of approximately 38,000 square feet located at 47400-47470 Seabridge Drive, Fremont, CA 94538 (the “Premises”), such lease, as heretofore modified, being herein referred to as the “Lease”.

WHEREAS, due to a scrivener’s error in the naming of the amendments, the Third Amendment is the fourth document to amend the Lease, the Fourth Amendment is the fifth document to amend the Lease, and this Sixth Amendment to Lease Agreement is the sixth document to amend the Lease.

WHEREAS, the Lease is scheduled to expire on January 31, 2026.

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	The Lease Term is extended for forty four (44) months, such that the Expiration Date is amended to be September 30, 2029 (the “Third Extension Term”). All of the terms and conditions of the Lease shall remain in full force and effect during the Third Extension Term except as expressly provided herein otherwise.

2.

Effective on August 1, 2022 (the “Expansion Commencement Date”) the Premises under the Lease shall be amended to include that portion of the Building containing approximately 15,800 rentable square feet as shown on Exhibit A attached hereto (the “Expansion Premises”) such that thereafter, subject to the provisions herein, the Premises under the Lease shall consist of a total of approximately 53,800 rentable square feet. Tenant shall accept the Expansion Premises in its “as-is” condition as of the Expansion Commencement Date. All of the terms and conditions of the Lease shall apply to the Expansion Premises effective on the Expansion Commencement Date. Effective on the Expansion Commencement Date, Tenant’s Proportionate Share of the Building shall be automatically amended to 100% and Tenant’s Proportionate Share of the Project shall be automatically amended to 3.8%.

3.	Effective on the Expansion Commencement Date, the Monthly Base Rent due and payable under this Lease shall be as follows through the Third Extension Term:

	Period		Monthly Base Rent
08/01/2022	through	10/31/2022	USD$103,834.00*
11/01/2022	through	07/31/2023	USD$103,834.00
08/01/2023	through	07/31/2024	USD$106,949.00
08/01/2024	through	07/31/2025	USD$110,157.50
08/01/2025	through	07/31/2026	USD$113,462.20
08/01/2026	through	07/31/2027	USD$116,866.10
08/01/2027	through	07/31/2028	USD$120,372.10
08/01/2028	through	07/31/2029	USD$123,983.20
08/01/2029	through	09/30/2029	USD$127,702.70

* Monthly Base Rent in the amount of $30,494.00 shall be abated during this period. Monthly Operating Expense Payments will be due as provided in the Lease during this period.

4.

Except as otherwise expressly provided herein, all defined terms used in this Amendment shall have the same respective meanings as are provided for such defined terms in the Lease. Tenant shall pay Operating Expenses, and other reimbursable costs as provided in the Lease during the Third Extension Term.

5.

Notwithstanding anything herein to the contrary, and provided that no Event of Default exists or would exist but for the passage of time, giving of notice, or both, Landlord shall contribute up to a maximum amount of USD$363,405.00 (the “TI Allowance”), towards the Tenant-Made Alterations to the Expansion Premises which can be capitalized by Landlord (as opposed to repairs and maintenance to the Expansion Premises), which payment shall be made by Landlord to Tenant within 30 days following (i) completion of the Tenant-Made Alterations, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs along with copies of vendor invoices summarizing work done, (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who worked on the Tenant-Made Alterations, and (iv) Landlord’s receipt of a copy of the final construction permit approved by the applicable governing authority to the extent required for such Tenant-Made Alterations. Landlord shall be under no obligation to pay for any Tenant-Made Alterations to the Expansion Premises in excess of the TI Allowance. Further, such TI Allowance shall only be available for Tenant’s use through December 31, 2023, and Tenant hereby waives any and all rights to any unused portion of the TI Allowance remaining thereafter.

6.

Notwithstanding anything provided in the Lease to the contrary, effective on the date hereof, all payments required to be made by Tenant to Landlord (or to such other party as Landlord may from time to time specify in writing) may only be made by Electronic Fund Transfer (“EFT”) of immediately available federal funds before 11:00 a.m., Eastern Time at such place, within the continental United States, as Landlord may from time to time designate to Tenant in writing.

7.	The notice addresses for Landlord and Tenant during the Lease Term, as extended, shall be as follows:

Landlord:	Prologis Limited Partnership I
3353 Gateway Blvd,
Fremont, California 94538-6512

With a copy to:	Prologis
1800 Wazee Street, Suite 500
Denver, Colorado 80202
Attention: General Counsel

Tenant:	Rigetti & Co, LLC
775 Heinz Avenue
Berkeley, CA 94710
Attention: General Counsel
With a copy to: legal@rigetti.com

8.

Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

9.

Within fifteen (15) days of Landlord’s written request, Tenant agrees to deliver to Landlord such information and/or documents as Landlord requires for Landlord to comply with California Public Resources Code Section 25402.10, or successor statute(s), and California Energy Commission adopted regulations set forth in California Code of Regulations, Title 20, Division 2, Chapter 4, Article 9, Sections 1680-1685, and successor and related California Code of Regulations, relating to commercial building energy ratings. Landlord makes the following statement based on Landlord’s actual knowledge in order to comply with California Civil Code Section 1938: The Building and Premises have not undergone an inspection by a Certified Access Specialist (CASp). A Certified Access Specialist (CASp) can inspect the subject Premises and determine whether the subject Premises comply with all of the applicable construction- related accessibility standards under state law. Although state law does not require a CASp inspection of the subject Premises, the Landlord may not prohibit the Tenant from obtaining a CASp inspection of the subject Premises for the occupancy or potential occupancy of the Tenant, if requested by the Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises. Landlord and Tenant hereby agree that a Tenant- requested CASp inspection shall be at Tenant’s sole cost and expense and that the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises shall be governed by Paragraph 3 of the Lease.

10.	Except as otherwise provided herein, all Tenant options to extend the Lease Term, terminate the Lease, or expand or contract the Premises, if any, which exist under the Lease are hereby null and void.

11.

Notwithstanding anything contained in the Lease to the contrary, provided that such utilities are priced at, or below, local utility provider rates, Landlord may elect to deliver gas and electric utility services to Tenant directly, or through an intermediary, and Landlord may elect to hold the utility accounts. Reimbursement for Tenant’s utilities consumption shall be due no later than thirty (30) days after demand.

12.

Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

13.

Landlord and Tenant hereby agree that (i) this Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

TENANT:		LANDLORD:

Rigetti & Co, LLC, a Delaware limited		PROLOGIS LIMITED PARTNERSHIP I
liability company		a Delaware limited partnership

By: Prologis, a Maryland real estate investment
trust, its general partner

By:	/s/ Chad Rigetti	By:	/s/ Travis Durfee
Name:	Chad Rigetti	Name:	Travis Durfee
Title:	CEO	Title:	Senior Vice President

EXHIBIT A